------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] Check this box if no                                                                              Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (check all applicable)
    Shustek       Michael           V.            Vestin Group Inc. (VSTN)                       X  Director       X  10% Owner
--------------------------------------------   ----------------------------------------------   ----              ---
    (Last)        (First)         (Middle)                                                       X  Officer           Other (specify
                                               3. IRS Identification      4. Statement for      ----              --- below)
    2901 El Camino Avenue                         Number of Reporting        Month/Year         (give title below)
--------------------------------------------      Person, if an entity
                  (Street)                        (Voluntary)               June 2002            Chief Executive Officer
                                                                          -------------------   ------------------------------------
    Las Vegas, Nevada               89102
--------------------------------------------                              5. If Amendment,   7. Individual or Joint/Group Filing
    (City)        (State)           (Zip)                                    Date of Original   (Check Applicable Line)
                                                                             (Month/Year)        X    Form filed by One
                                                                                                ----  Reporting Person
                                                                               N/A                    Form filed by More than
                                                                          -------------------   ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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    Common Stock                   6/3/02   S            2,000     D        $7.30        4,164,199          D
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    Common Stock                   6/3/02   S            1,300     D        $7.50                           D
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    Common Stock                   6/3/02   S            100       D        $7.61                           D
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    Common Stock                   6/3/02   S            100       D        $7.63                           D
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    Common Stock                   6/3/02   S            100       D        $7.65                           D
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    Common Stock                   6/3/02   S            4,100     D        $7.80                           D
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* See attached pages for additional transactions.


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1474 (3-99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Michael Shustek             7/10/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


             FORM 4 -- STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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NAME AND ADDRESS OF REPORTING PERSON          ISSUER NAME AND TICKER SYMBOL               STATEMENT FOR MONTH/YEAR
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Shustek, Michael V.                           Vestin Group Inc. (VSTN)                    June 2002
2901 El Camino Ave.
Las Vegas, Nevada  89102
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                                                                                                        AMOUNT OF
                                                                       SECURITIES                       SECURITIES     OWNERSHIP
                                                                      ACQUIRED (A)                     BENEFICIALLY   FORM: DIRECT
                       TRANSACTION    TRANSACTION                     OR DISPOSED                      OWNED AT END      (D) OR
 TITLE OF SECURITY        DATE            CODE           AMOUNT          (D) OF           PRICE          OF MONTH     INDIRECT (I)
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Common Stock             6/3/02            S               100             D              $7.83          4,164,199          D
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Common Stock             6/3/02            S               200             D              $7.86                             D
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Common Stock             6/3/02            S              1000             D              $7.93                             D
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Common Stock             6/3/02            S              3560             D              $8.00                             D
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Common Stock             6/3/02            S               200             D              $8.01                             D
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Common Stock             6/3/02            S              1540             D              $8.05                             D
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Common Stock             6/3/02            S               300             D              $8.06                             D
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Common Stock             6/3/02            S               700             D              $8.20                             D
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Common Stock             6/3/02            S               300             D              $8.22                             D
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Common Stock             6/3/02            S               200             D              $8.25                             D
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Common Stock             6/3/02            S              1800             D              $8.26                             D
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Common Stock             6/3/02            S               200             D              $8.30                             D
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Common Stock             6/3/02            S              2000             D              $8.36                             D
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Common Stock             6/4/02            S             18300             D              $6.70                             D
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Common Stock             6/4/02            S              1600             D              $6.71                             D
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Common Stock             6/4/02            S               400             D              $6.73                             D
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Common Stock             6/4/02            S               200             D              $6.76                             D
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Common Stock             6/4/02            S              3000             D              $6.78                             D
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Common Stock             6/4/02            S              2500             D              $6.80                             D
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             FORM 4 -- STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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NAME AND ADDRESS OF REPORTING PERSON          ISSUER NAME AND TICKER SYMBOL               STATEMENT FOR MONTH/YEAR
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Shustek, Michael V.                           Vestin Group Inc. (VSTN)                    June 2002
2901 El Camino Ave.
Las Vegas, Nevada  89102
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                                                                                                        AMOUNT OF
                                                                       SECURITIES                       SECURITIES       OWNERSHIP
                                                                      ACQUIRED (A)                     BENEFICIALLY    FORM: DIRECT
                       TRANSACTION    TRANSACTION                     OR DISPOSED                      OWNED AT END       (D) OR
 TITLE OF SECURITY        DATE            CODE           AMOUNT          (D) OF           PRICE          OF MONTH      INDIRECT (I)
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Common Stock             6/4/02            S              3500             D              $6.81                              D
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Common Stock             6/4/02            S              8100             D              $6.85                              D
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Common Stock             6/4/02            S              1000             D              $6.86                              D
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Common Stock             6/4/02            S               200             D              $6.89                              D
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Common Stock             6/4/02            S               600             D              $6.91                              D
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Common Stock             6/4/02            S               800             D              $6.92                              D
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Common Stock             6/4/02            S               300             D              $6.95                              D
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Common Stock             6/4/02            S              3500             D              $6.99                              D
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Common Stock             6/4/02            S              7100             D              $7.00                              D
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Common Stock             6/4/02            S              1500             D              $7.01                              D
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Common Stock             6/4/02            S              3200             D              $7.02                              D
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Common Stock             6/4/02            S               600             D              $7.05                              D
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Common Stock             6/4/02            S               400             D              $7.07                              D
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Common Stock             6/4/02            S              3400             D              $7.10                              D
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Common Stock             6/4/02            S              6400             D              $7.11                              D
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Common Stock             6/4/02            S               500             D              $7.12                              D
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Common Stock             6/4/02            S              2000             D              $7.13                              D
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Common Stock             6/4/02            S              2100             D              $7.15                              D
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             FORM 4 -- STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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NAME AND ADDRESS OF REPORTING PERSON          ISSUER NAME AND TICKER SYMBOL               STATEMENT FOR MONTH/YEAR
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Shustek, Michael V.                           Vestin Group Inc. (VSTN)                    June 2002
2901 El Camino Ave.
Las Vegas, Nevada  89102
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                                                                                                        AMOUNT OF
                                                                       SECURITIES                       SECURITIES      OWNERSHIP
                                                                      ACQUIRED (A)                     BENEFICIALLY    FORM: DIRECT
                       TRANSACTION    TRANSACTION                     OR DISPOSED                      OWNED AT END      (D) OR
 TITLE OF SECURITY        DATE            CODE           AMOUNT          (D) OF           PRICE          OF MONTH      INDIRECT (I)
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Common Stock             6/4/02            S               200             D              $7.16                             D
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Common Stock             6/4/02            S               200             D              $7.17                             D
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Common Stock             6/4/02            S               100             D              $7.20                             D
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Common Stock             6/4/02            S               300             D              $7.21                             D
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Common Stock             6/4/02            S              2200             D              $7.25                             D
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Common Stock             6/4/02            S               400             D              $7.251                            D
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Common Stock             6/4/02            S              1700             D              $7.30                             D
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Common Stock             6/4/02            S              2800             D              $7.31                             D
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Common Stock             6/4/02            S               500             D              $7.40                             D
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Common Stock             6/4/02            S               500             D              $7.45                             D
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Common Stock             6/4/02            S               400             D              $7.51                             D
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Common Stock             6/4/02            S               500             D              $7.52                             D
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Common Stock             6/4/02            S               300             D              $7.55                             D
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Common Stock             6/4/02            S               300             D              $7.75                             D
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Common Stock             6/5/02            S              1900             D              $7.45                             D
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